Exhibit 99.1

LIBERTY GLOBAL COMPLETES THE SALE OF ITS OPERATIONS IN GERMANY, HUNGARY, ROMANIA AND THE CZECH REPUBLIC TO VODAFONE

Denver, Colorado - July 31, 2019

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that it has completed the sale of its operations in Germany, Hungary, Romania and the Czech Republic to Vodafone Group plc (“Vodafone”) for approximately €19.0 billion ($21.3 billion)1 on a U.S. GAAP basis2. The purchase price represents a multiple for all four businesses combined of 11.5x3 adjusted Segment OCF4, or approximately 24.0x operating free cash flow (“OFCF”)5, for 2017 (the full year prior to announcement).

The net cash proceeds were approximately €10.1 billion ($11.3 billion)1.

We have hedged the foreign currency risk associated with the net proceeds through the use of various derivative instruments, which had the effect of converting the majority of the euro denominated proceeds into U.S. dollars at an average USD/EUR exchange rate of 1.12.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:	Corporate Communications:

Matt Coates +44 20 8483 6333	Molly Bruce +1 303 220 4202

John Rea +1 303 220 4238	Matt Beake +44 20 8483 6428

Stefan Halters +44 20 8483 6211

_______________________________

1 Convenience translation based on USD/EUR rate of 1.12. The amount of net cash proceeds we received from the transaction differs from the amount we estimated at the time the deal was announced in May 2018 primarily due to the net effect of (i) adverse movement in the EUR/USD exchange rate, (ii) higher vendor financing at Unitymedia in the interim period between transaction announcement and closing, which had the effect of Liberty Global receiving a corresponding increase in cash generated by Unitymedia during the period prior to closing, (iii) a debt recapitalization at Unitymedia, (iv) the settlement of centrally-procured vendor financing amounts that are attributable to the disposed operations, (v) changes in the value of our derivatives associated with the debt at Unitymedia and (vi) working capital and cash adjustments

2 Total enterprise value is calculated on a U.S. GAAP basis and does not include any outstanding indebtedness of the UPC Holding borrowing group

3 For the purpose of the purchase price multiple calculations, the U.S. GAAP 2017 Segment OCF of Germany (€1,493 million) has been reduced by €26 million and the combined U.S. GAAP 2017 Segment OCF of Unitymedia, UPC Hungary, UPC Czech Republic and UPC Romania (€1,714 million) has been reduced by €58 million, with each reduction representing the allocable estimated net amount of transitional services (excluding amounts related to costs expected to be capitalized by Liberty Global) to be provided by Liberty Global during the first year following closing. Segment OCF represents the portion of Liberty Global’s consolidated OCF that is attributed to the applicable business and gives pro forma effect to the adoption of Accounting Standards Update (“ASU") No. 2014-09, Revenue from Contracts with Customers. The Germany purchase price multiple calculation is based on our estimate of the total enterprise value that is attributable to Germany

4 Represents operating cash flow, as customarily defined by Liberty Global

5 OFCF represents adjusted Segment OCF, as described above, less property and equipment additions as customarily defined by Liberty Global